EMPLOYMENT AGREEMENT

      This Employment Agreement is made as of April 12, 2004, between CAMINOSOFT CORPORATION ("Company"), with its principal place of business at 600 Hampshire Road, Suite 105, Westlake Village, California, and MICHAEL D. SKELTON ("Employee").

      1. Position. Employee will serve in a full-time (not less than 40 hours per week) capacity in the position of Chief Executive Officer of Company. Employee's duties will be to perform the duties typical and standard of Chief Executive Officer, reporting to the Chairman of the Board of Directors of the Company. The Board of Directors of Company shall direct the duties of Employee as Chief Executive Officer.

      2. Compensation. Employee will be paid a monthly base salary of Fourteen Thousand Dollars ($14,000.00) per month payable bi-weekly consistent with the Company's existing payroll policies and subject to all applicable taxes and withholding requirements. Any increase in monthly base salary shall be in the sole discretion of the Board of Directors of Company. Employee's base monthly salary shall commence as of April 2, 2004.

      3. Benefits. As an employee of the Company, Employee will be entitled to participate in the Company's health insurance, vacation and employee benefits on the same terms as all other salaried employees of Company. If the Company's health insurance policy does not allow for immediate coverage, the Company will reimburse Employee for Employee's actual COBRA coverage payments up to an amount equal to the Company's cost of employee health benefits, until Employee is eligible for the Company policy.

      4. Automobile Expense. Employee will be entitled to an automobile expense reimbursement consistent with Company policy.

      5. Lodging. Employee will be entitled to a lodging reimbursement of up to Two Thousand Dollars ($2,000.00) per month upon submission of receipts for direct lodging costs of apartment rent or hotel room charges from Employee's first day of employment for one year. Employee will also be entitled to reimbursement for reasonable food costs from the first day of employment through April 30, 2004.


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      6. Board of Directors. Employee shall be elected to the Board of Directors at the Board's May meeting, currently scheduled for May 21, 2004. Employee will not be compensated for attendance at Board meetings.

      7. Transportation. Employee will be entitled to reimbursement of Employee's actual cost of one (1) round-trip coach airline ticket per month to Texas for Employee and one (1) round-trip coach airline ticket per month to Texas for Employee's spouse.

      8. Termination. Employee's employment with Company is at-will and may be terminated by the Company or by Employee at any time with or without notice and with or without cause. If Employee is terminated for cause, Employee will be entitled only to salary, benefits, expenses and bonuses earned through the date of termination.

      In the event Employee is terminated without cause, Employee shall receive as severance pay up to six (6) months continued base salary, without other benefits or reimbursements, payable as if Employee were still employed. The severance payments will be discontinued if Employee obtains new employment or accepts another paying engagement during the six (6) month period.

      The definition of cause includes, without limitation, commission of a crime (other than minor traffic violations), an act of moral turpitude and violations of duties of Chief Executive Officer, including the failure to follow any Board of Directors' directive. Provided any such violation is capable of being followed, Employee shall receive thirty (30) days notice from the Board of Directors to perform.

      9. Stock Options. Employee is granted an option to purchase shares of Company's common stock in an amount equal to six and one-half percent (6.5%) of the total fully diluted shares of Company outstanding stock as of April 12, 2004. The stock options are to vest annually over four (4) years at the rate of twenty-five percent (25%) per year starting on the first anniversary of Employee's employment. The per share option price shall be the closing price of shares on April 12, 2004. Should Employee's employment terminate prior to the first anniversary, the options granted for the first year of employment will vest on a pro rata basis based on the number of months worked during the period through the date of termination.


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      Employee understands that, at present, qualified stock options for only four hundred thousand (400,000) shares of stock will be granted based upon limitations of the presently approved Company Qualified Employee Stock Option Plan. The Board shall seek shareholder approval to expand the Plan at the next shareholder meeting and, if approved by the shareholders, options for the balance of the shares of stock will be granted to Employee.

      In the event of a change of control of the Company due to a merger or acquisition, 100% of any unvested options for shares shall vest as of the date of merger or acquisition. However, should Computer Associates (or any affiliate thereof) provide a Letter of Intent that results in a change of control of the Company within the first ninety (90) days of Employee's employment, only the first year's stock options granted to Employee will immediately vest. If Computer Associates (or any affiliate thereof) provides a Letter of Intent that results in a change of control between the ninety-first (91st) and one hundred eightieth (180th) day of Employee's employment, only the first two (2) years of stock options will fully vest.

      10. MBO Bonus Plan. Employee will be entitled to participate in a Management By Objective ("MBO") Bonus Plan as approved by the Board of Directors. The amount earned under the MBO Bonus Plan shall be paid thirty (30) days after the end of the applicable calendar quarter. Employee will be entitled to earn MBO bonuses for the months of May and June on a pro rata basis towards quarterly bonus goals. Employee will fully participate in the first full quarter beginning July 1, 2004.

      11. Governing Law. This Agreement shall be governed under the laws of the State of California.

      12. No Oral Modification. This Agreement may only be amended in writing signed by the Chairman of the Board of the Company.

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      13. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter and supercedes any prior or contemporaneous oral or written agreements with respect to the subject matter hereof.



                                  ------------------------------------------
                                  MICHAEL D. SKELTON
                                  ("Employee")

                                  CAMINOSOFT CORPORATION


                                  By:      ____________________________________
                                  Name:    STEVEN M. SPECTOR
                                  Title:   Chairman of the Board of Directors
                                           ("Company")



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